Exhibit 99.1
ADVENTRX COFACTOR PHASE IIB TRIAL SURPASSES 50% ENROLLMENT MILESTONE
CoFactor Clinical Update Announced at BIO CEO
SAN DIEGO – February 14, 2006 – ADVENTRX clinical development™Pharmaceuticals, Inc. (Amex: ANX) announced a CoFactor update at the BIO CEO conference today in New York. The Company announced patient recruitment has surpassed the half-way point in the CoFactor multi-national Phase IIb clinical trial for metastatic colorectal cancer which was initiated in May 2005. The Company also announced an update regarding its planned Phase III clinical studies for CoFactor. The first Phase III study will evaluate CoFactor in the first-line treatment of metastatic colorectal cancer. The second proposed Phase III study would evaluate CoFactor in a third-line setting for advanced breast cancer. CoFactor (ANX-510) is a folate-based biomodulator being developed to enhance the activity and to reduce the toxicity of the widely used chemotherapy drug, 5-fluorouracil (5-FU).
“We are pleased that patient enrollment for the CoFactor Phase IIb clinical trial is progressing rapidly,” said Evan M. Levine, ADVENTRX president and CEO. “We look forward to continuing to recruit for the Phase IIb and to initiating patient dosing for the CoFactor Phase III pivotal clinical trial in March 2006.”
CoFactor Phase IIB Clinical Trial Design for First-line Treatment of Metastatic Colorectal Cancer:
The Phase IIb clinical trial is a 300-patient, multi-national parallel group study in patients treated first line for metastatic colorectal cancer. The trial is designed to detect a reduction in the frequency of grade 3 or grade 4 hematological or gastrointestinal toxicities. Patients are being randomized to one of two arms containing either CoFactor or leucovorin, each in combination with 5-FU. All patients will receive a biweekly infusional regimen consisting of an initial dose of 400mg/m2 of 5-FU followed by 600 mg/m2 of 5-FU via a 22-hour infusion on days 1 and 2. The study arm will include 60mg/m2 of CoFactor and the control arm will include 200mg/m2 of leucovorin. Tumor assessments are scheduled to occur every eight weeks. The Company will also assess secondary endpoints of response rate, time to tumor progression, and survival. The study is being conducted at sites in Europe and India. Professor James Cassidy, M.D., MBChB, MSc, FRCP, Professor of Oncology and Head of the Department of Cancer Research in the U.K. Department of Medical Oncology at the University of Glasgow in Glasgow, Scotland, is the study chair for the trial.
CoFactor Phase III Clinical Trial Design for First-line Treatment of Metastatic Colorectal Cancer:
The Phase III clinical trial in patients treated first line for metastatic colorectal cancer is planned to be a 1200 patient, randomized parallel group trial. Patients will be equally randomized to two arms containing either CoFactor or leucovorin, each in combination with 5-FU and bevacizumab ). All patients will receive a regimen containing 500mg/m2 of 5-FU via®(Avastin weekly bolus and a biweekly infusion of 5mg/kg of Avastin. The study arm will include 60mg/m2 of CoFactor and the control arm will include 500mg/m2 of leucovorin. The study is powered to detect an improvement of 28 days in progression-free survival. Secondary endpoints include response rate, duration of response, overall survival and incidence and severity of adverse events. The study is currently planned to begin dosing patients in Q1 2006. M. Wasif Saif, MD, MBBS, Associate Professor of Yale University School of Medicine is the national principal investigator.
CoFactor Proposed Phase III Breast Cancer Clinical Trial Design:
The proposed Phase III clinical trial would be a randomized parallel group trial in patients with advanced breast cancer who have completed taxane and doxorubicin treatment. Patients would be equally randomized to two arms containing either ). Primary endpoints®CoFactor in combination with 5-FU or capecitabine (Xeloda would be progression-free survival and overall survival. Secondary endpoints would be response rate and severity of adverse events. The Company currently plans to enroll a total of 450 patients in this proposed Phase III clinical trial pending clearance regarding the clinical design from the US Food and Drug Administration (FDA).
“CoFactor appears to offer a less toxic alternative to leucovorin with improved pharmacodynamics and anti-tumor activity in combination with 5-FU. The planned studies are designed to definitively establish these attributes in multiple clinical settings,” noted James A. Merritt, MD, chief medical advisor for ADVENTRX.
About CoFactor
CoFactor (ANX-510) is a folate-based biomodulator drug being developed to enhance the activity and reduce associated toxicity of the widely used cancer chemotherapeutic agent 5-fluorouracil (5-FU). CoFactor creates more stable binding of the active form of 5-FU to the target enzyme, thymidylate synthase (TS), improving 5-FU performance. The Company reported Phase II results from an independent radiological assessment that found an overall clinical benefit of 85% and objective response of 35% in metastatic colorectal cancer patients treated with CoFactor and 5-FU. The Company also reported longer than expected time to tumor progression (TTP), with no drug-related grade 3 or grade 4 gastrointestinal or hematological toxicities.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward-Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last quarterly report on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866
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